Exhibit 3.28

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT AND REGULATIONS

OF ERX NETWORK, L.L.C.

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT AND REGULATIONS OF ERX NETWORK, L.L.C. (this “Limited Liability Company Agreement”), dated as of July 2, 2009, is adopted and agreed to by the Sole Member (as defined below) of eRx Network, L.L.C., a Texas limited liability company (the “Company”).

ARTICLE I

FORMATION

Section 1.1. Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Texas Limited Liability Company Act, Tex. Rev. Civ. Stat. Ann. Art. 1528n, as it may be amended from time to time, and any successor to such statue (the “Act”), and from and after the Effective Date shall be governed by, and operated pursuant to, the terms and provisions of this Agreement. In connection with a business transaction, Envoy LLC, a Delaware limited liability company, has become the sole member of the Company (the “Sole Member”).

Section 1.2. Name. The name of the Company is eRx Network, L.L.C.

Section 1.3. Purposes. The purpose of the Company is to engage in any and all lawful business or activities in which a limited liability company may be engaged under applicable law, including without limitation, the Act.

Section 1.4. Registered Office and Registered Agent: Principal Place of Business.

(a) The registered agent and the registered office of the Company in the State of Texas is CT Corporation System, 350 North St. Paul St., Dallas, Texas 75201. The Company may change its registered agent or registered office as permitted by the Act.

(b) The principal place of business of the Company shall be at such place as the Sole Member shall designate from time to time, and the Company shall maintain records there as required by the Act. The Company may have such other offices as the Sole Member may designate from time to time.

ARTICLE II

DEFINITIONS

When used in this Limited Liability Company Agreement, the following terms shall have the respective meanings assigned to them in this Article II or in the sections or other subdivisions referred to below:

“Capital Contribution” shall mean, for any Member at the particular time in question, the aggregate of the dollar amounts of any cash contributed to the capital of the Company and the value (net of any liabilities secured thereby) of any property contributed to the capital of the

Company as recorded in the books of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash and the fair market value of any property agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company.

“Limited Liability Company Agreement” shall mean this Operating Agreement and Regulations of the Company, as hereafter amended.

“Member” shall mean the Sole Member and any Person hereafter admitted to the Company as a member as provided in this Limited Liability Company Agreement.

“Membership Interest” shall mean the interest of a Member in the Company as set forth in Exhibit A hereto.

“Person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

ARTICLE III

MANAGEMENT

All decisions relating to the business, affairs and properties of the Company shall be made by the Sole Member in its capacity as the sole member of the Company. The Sole Member may appoint a President, one or more Vice Presidents and such other officers of the Company as the Sole Member deems necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Sole Member. To the extent delegated by the Sole Member, the Officers will have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation will cause the Sole Member to cease to be a manager of the Company. Such Officers will have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Texas.

ARTICLE IV

TAX MATTERS

It is the intention of the Sole Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Sole Member for such purposes. Accordingly, the Sole Member will, for tax purposes, report all items of income, gain, loss and deduction of the Company as if the Sole Member was the sole owner of all the assets of the Company.

ARTICLE V

CAPITALIZATION

Section 5.1. Capital Contributions. Each Member has made the Capital Contribution set forth opposite such Member’s name in Exhibit A attached hereto.

Section 5.2. Interest on and Return of Capital Contributions. No interest shall be paid by the Company in respect of any Member’s Capital Contribution. Except as otherwise provided herein or in the Act, no Member shall have the right to withdraw or to receive a return of its Capital Contribution.

ARTICLE VI

DISTRIBUTIONS

All net cash flow and other property of the Company that the Member determines is no longer necessary for the Company’s business will be distributed, subject to the Act and to any applicable restriction contained in any financing or other agreement binding upon the Company, at such times and in such amounts as the Member determines in its sole discretion. Any such distributions will be made 100% to the Member.

ARTICLE VII

MEMBERS

Section 7.1. Liability to Third Parties. No Member shall be liable for a debt, obligation or liability of the Company, including under a judgment, decree or order of a court, or in any other manner, for a debt, obligation, or liability of the Company.

Section 7.2. Meetings of Members. All meetings of the Members, or any class of Members, shall be held at the principal place of business of the Company or at such other place within or without the State of Texas as may be determined by the Sole Member and set forth in the respective notice or waivers of notice of such meeting.

Section 7.3. Action Without A Meeting. Any action which under any provision of this Limited Liability Company Agreement may be taken at a meeting of the Members may be taken without a meeting if authorized by a writing signed by the number of Members who would be required to approve the matter at a meeting (but not less than a majority), which writing shall be filed with the Secretary of the Company. A photostatic, facsimile, or similar reproduction of a writing, signed by a Member shall be regarded as an original for all purposes. The failure to distribute such copies shall not vitiate or effect such consent in any manner.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 8.1. Dissolution. The Company shall dissolve and its affairs shall be wound up pursuant to a written instrument executed by the Sole Member; or any event of dissolution of the Company under the Act.

ARTICLE IX

INDEMNIFICATION

9.01 Right to Indemnification. Subject to the limitations and conditions as provided in this Article IX, each Person who is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person is or was a Member or Manager of the Company or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise (each such Person an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by the TLLCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment would permit the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against any judgments, fines, penalties, losses, damages, settlements, and reasonable costs and expenses (including attorneys’ fees) actually incurred by such Indemnitee in connection with such Proceeding and for which such Indemnitee has not otherwise been reimbursed, except with respect to any matter in which the Indemnified Party has been determined in a final, non-appealable finding to have acted in bad faith or in a manner constituting gross negligence or willful misconduct. The rights granted pursuant to this Article IX shall be deemed contract rights, and no amendment, modification, or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification, or repeal.

9.02. Advance Payment. The right to indemnification conferred in this Article IX shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by an Indemnitee entitled to indemnification under Section 9.01 who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without a determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment or reimbursement for reasonable expenses incurred by an Indemnitee in advance of the final disposition of a Proceeding and without a determination as to such Indemnitee’s ultimate entitlement to indemnification shall be made only upon delivery to the Company of a written affirmation of such Indemnitee’s good faith belief that such Indemnitee has met the standard of conduct necessary for indemnification under this Article IX and a written undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article IX or otherwise.

9.03 Indemnification of Officers, Employees and Agents. The Company may indemnify and advance expenses to any current or former officer, employee, or agent of the Company to the same extent and subject to the same conditions under which the Company may indemnify and advance expenses to Indemnitees under this Article IX. The Company may also indemnify and advance expenses to other Persons who are not Indemnitees or officers, employees or agents of the Company but who are or were serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the same extent and subject to the same conditions under which the Company may indemnify and advance expenses to Indemnitees under this Article IX.

9.04 Appearance as a Witness. Notwithstanding any other provision of this Article IX, the Company may pay or reimburse expenses incurred by an Indemnitee or other Person which the Company may indemnify pursuant to Section 9.03 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when such Person is not a named defendant or respondent in such Proceeding.

9.05 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred by this Article IX shall not be exclusive of any other right which an Indemnitee or other Person which the Company may indemnify pursuant to Section 9.03 may have or hereafter acquire under any applicable law (common or statutory), the Articles, these Regulations or other agreement or arrangement.

9.06 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any individual who is or was serving as a Manager, Member, officer, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article IX.

9.07. Member Notification. To the extent required by applicable law, any indemnification or advancement or reimbursement of expenses in accordance with this Article IX shall be reported in writing to the Members within ninety (90) days thereof.

9.08. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnitee with respect to all judgments, fines, penalties, losses, damages, settlements and reasonable costs and expenses (including attorneys’ fees) actually incurred by such Indemnitee in connection with any Proceeding to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and applicable law.

ARTICLE X

GENERAL PROVISIONS

Section 10.1. Amendment or Modification. This Limited Liability Company Agreement may be amended or modified from time to time by the Members.

Section 10.2. Entire Agreement. This Limited Liability Company Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter thereof.

Section 10.3. Successors and Assigns. This Limited Liability Company Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

Section 10.4. Governing Law. This Limited Liability Company Agreement is governed by and shall be construed in accordance with the laws of the State of Texas, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Limited Liability Company Agreement to the law of another jurisdiction.

Section 10.5. No Third Party Beneficiaries. It is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this Limited Liability Company Agreement, unless otherwise expressly agreed to in writing by the parties.

Section 10.6. Counterparts. This Limited Liability Company Agreement may be executed in any number of counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same instrument.

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IN WITNESS WHEREOF, effective as of the date first written above, the undersigned has executed this Limited Liability Company Agreement.

SOLE MEMBER:

ENVOY LLC

By:	/s/ Gregory T. Stevens
Name:	Gregory T. Stevens
Title:	Secretary

EXHIBIT A

Name and Address of Each Member	Contribution	Percentage Interest
Envoy LLC	$100.00	100%
3055 Lebanon Road, Suite 1000 Nashville, TN 37214

TOTAL:	$100.00	100%